EXHIBIT 4.1

DESCRIPTION OF SECURITIES

The following is a brief description of the common stock of Jack Henry & Associates, Inc. (the “Company”) common stock which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended and is based on and qualified by the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Restated and Amended Bylaws (“Bylaws”). For a complete description of the terms and provisions of the Company’s common stock, refer to the Certificate of Incorporation and Bylaws, both of which are filed as Exhibits to this Annual Report on Form 10-K.

GENERAL

Under the Company’s Certificate of Incorporation, our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $1.00 per share. As of August 12, 2026, an aggregate of 70,112,608 shares of common stock and no shares of preferred stock were issued and outstanding.

COMMON STOCK

Voting Rights

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Under our Bylaws, directors are elected by a majority of the votes cast in uncontested elections, and by a plurality of votes in contested elections.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors (“Board of Directors”) out of legally available funds.

Liquidation

In the event of a liquidation or dissolution of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable

All of the outstanding shares of common stock are fully paid and non-assessable.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND PROVISIONS OF DELAWARE LAW

Provisions of our Certificate of Incorporation and Bylaws and Delaware law may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include the following.

Blank Check Preferred Stock

Our Board of Directors is authorized to designate any series of preferred stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of common stock.
Our Board of Directors may create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of common stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions or other corporate purposes, could have the effect of making it more difficult or discouraging an attempt by a potential acquiror to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control without any further action by the stockholders.

Size of Board

Our Bylaws provide that the number of directors shall be eight, or such other number (one or more), as fixed from time to time by resolution of the Board of Directors, pursuant to authority granted under our Certificate of Incorporation.

Director Vacancies

Our Bylaws provide that any vacancies on our Board of Directors and newly created directorships will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum.

Advance Notice for Stockholder Proposals and Nominations

Our Bylaws contain provisions requiring advance notice be delivered to the Company and procedures to be followed by stockholders in proposing business to be considered by the stockholders at an annual meeting or nominating persons for election to our Board of Directors, including stockholder nominees to be included in our proxy statement. To propose business to be considered by the stockholders at an annual meeting, a stockholder must submit to the secretary of the Company at the principal executive offices of the Company all of the information and documents required by the Bylaws not less than 90 days prior to the first anniversary of the preceding year's annual meeting (or, if the annual meeting date is advanced by more than 20 days or delayed by more than 70 days from such anniversary, not later than the close of business following the day on which public announcement of the meeting date is first made). To nominate a nominee for election to the Board of Directors, a nominating stockholder must submit to the secretary of the Company at the principal executive offices of the Company all of the information and documents required by the Bylaws not less than 90 days prior to the first anniversary of the preceding year's annual meeting (or in the case of a special meeting, not later than the close of business on the later of the 75th day prior to such special meeting or the 10th day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting). To nominate a nominee for election to Board of Directors for inclusion in the proxy statement, a nominating stockholder must submit to the secretary of the Company at the principal executive offices of the Company all of the information and documents specified in the Bylaws no earlier than 150 calendar days, and no later than 120 calendar days, before the anniversary of the date the proxy statement was mailed for the prior year’s annual meeting (or, if the annual meeting is held more than 30 days before or after such anniversary date, no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following public announcement).
No Cumulative Voting

Our Bylaws do not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our common stock to elect any directors to our Board.

Limitations on Liability of Directors; Indemnification of Directors and Officers

Our Certificate of Incorporation limits, to the fullest extent permitted by Delaware law, the liability of our directors to us or our stockholders. Subject to certain limitations, our Certificate of Incorporation provides that our directors, officers and other persons must be indemnified for, and provides for the advancement to them of expenses incurred in connection with, actual or threatened proceedings and claims arising out of their status as our director or officer to the fullest extent permitted by Delaware law. In addition, the Certificate of Incorporation expressly authorizes us to purchase and maintain directors’ and officers’ insurance providing indemnification for our directors, officers, employees or agents. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors, officers, employees and other agents.

The limitation of liability and indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors, officers, employees and other agents, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors, officers, employees, and other agents pursuant to these indemnification provisions.

Majority voting requirements

Our Certificate of Incorporation requires an affirmative vote of the holders of a majority vote of the stockholders to approve certain amendments to our Certificate of Incorporation. Our Bylaws may also be amended, altered or repealed at any special meeting of the stockholders if duly called for that purpose or at any annual meeting, by the affirmative vote of the holders of a majority of the Company’s stock entitled to vote thereon.

Limitations on Calling Special Meetings and Action by Written Consent

Our Certificate of Incorporation prevents stockholder action by written consent in lieu of an annual or special meeting and our Bylaws require special meetings of the stockholders to be called by the Chair of the Board, the President, the Board of Directors, or at the written consent of stockholders owning at least twenty-five percent (25%) of the stockholders entitled to vote.

Limitations on Business Combinations with Interested Stockholders

We are also subject to Section 203 of the Delaware General Corporation Law which, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that a stockholder became an interested stockholder, unless:

•prior to that date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced; or
•on or following that date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Evaluation of Acquisition Proposals

Our Certificate of Incorporation requires our Board of Directors, when evaluating any acquisition, merger, tender offer, or asset sale offer, to consider all relevant factors in addition to price, including the Company’s estimated future value as an independent going concern, unrealized asset values, the offeror’s resources, and the social, legal, environmental and economic effects on employees, customers, creditors, and local communities.

TRANSFER AGENT AND REGISTRAR

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

LISTING

Our common stock is traded on the Nasdaq Global Select Market under the symbol “JKHY.”